Exhibit 21.1

Subsidiaries of the Company

	Company	Place of Incorporation	Percentage held
	-----------------	---------------------------	---------------------

1	Naim Indah Mobile Communication Sdn. Bhd.	Malaysia	50.001%

2	Alpha Sunray Sdn. Bhd.	Malaysia	100%